Exhibit 99.1

For Immediate Release

News Announcement

PEAK RESORTS ANNOUNCES STRONG PRE-SEASON 2018/19 SEASON PASS SALES

Wildwood, Missouri – May 2, 2018 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, announced today strong initial sales for the Company’s 2018/19 season pass offerings, including the Peak Pass. Consolidated season pass sales through April 30, 2018 increased 14% on a unit basis and 16% on a dollar basis, compared to the prior year, driven by continued broad interest in the Peak Pass among Northeast skiers and riders, including a 47% increase in unit sales of the unlimited, unrestricted Drifter Pass for 18- to 29-year-olds.

Jesse Boyd, Vice President of Operations, commented, “Season pass sales are a major contributor to our success and a key source of stability within our business. Their ongoing growth demonstrates our customers’ favorable view of the skiing and riding experience we deliver across our diversified mountain portfolio. Our Midwest season pass sales have been very healthy, as enthusiasm for our mountains carried forward following a good 2017/18 winter season. In addition, our Peak Pass continues to gain traction in the Northeast as customers more fully appreciate our simple approach to the season pass, as we offer unlimited and unrestricted access to ski and ride at any of our Northeast resorts, at any time.

“We believe our Peak Pass, the industry’s most popular East Coast multi-mountain season pass product, delivers an unbeatable value for our guests, particularly with our ongoing improvements at Mount Snow, including the soon to open Carinthia base lodge, and our Hunter North expansion at Hunter Mountain, which will debut this winter.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2017, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com